Exhibit 99.1

Upbound Group Names Scott Young as Chief Operating Officer and Dev Chakraborty as Head of Brigit

New leadership appointments position Upbound to drive growth and operating efficiency across its entire portfolio of brands

PLANO, Texas--(BUSINESS WIRE)--September 22, 2026-- Upbound Group, Inc. (“Upbound” or the “Company”) (NASDAQ: UPBD), a technology and data-driven leader in accessible and inclusive financial solutions that address the evolving needs and aspirations of underserved consumers, today announced two additions to its executive leadership team. Scott Young has joined as Chief Operating Officer, a newly created role that will unify business segments under a single leader, and Dev Chakraborty has joined as Senior Vice President and Head of Brigit. Both will be focused on driving growth, cross-sell opportunities and serving our core underserved consumer with relevant products and services.

Scott Young Named Chief Operating Officer

Mr. Young brings more than 30 years of experience leading and scaling consumer financial services, payments and fintech businesses. He has been instrumental in some of the largest partnerships across the payments and lending spaces for blue chip names around the world. Most recently, he served as SVP and Global Head of Financial Solutions for PayPal and Venmo, leading the company’s consumer, commercial and SMB financial services portfolio across 11 countries. Before that, he held senior leadership roles at Goldman Sachs, Citi, Barclays, GE Capital and MBNA, leading businesses serving tens of millions of active customers. In the newly created Chief Operating Officer role, Mr. Young will lead the strategic alignment and execution across Acima, Brigit and Rent-A-Center, enabling the businesses to function as a unified enterprise while driving growth, positive commercial outcomes, and revenue generating synergies across all lines of business.

“I’m looking forward to working with Fahmi and the broader team to build stronger alignment across our businesses,” said Scott Young, Chief Operating Officer of Upbound Group. “My focus will be on driving growth and ensuring that all our brands work as one connected enterprise, holding ourselves to the same high standard of execution across the business. I've built my career around scaling complex consumer financial services businesses, and I'm looking forward to bringing that discipline to Upbound.”

Dev Chakraborty Named SVP, Head of Brigit

Mr. Chakraborty brings more than 20 years of operating leadership across fintechs, credit cards, personal loans, marketplaces and data platforms. Most recently, he served as General Manager of Cards, Mortgages and Data Partnerships at fintech MoneyLion. Prior to that, he was General Manager of Personal Loans at Credit Karma, a business he grew to approximately $700 million in annual revenue, with additional roles at Landis Technologies, Capital One and Barclays Financial.

“I’m excited and focused on building on Brigit’s momentum alongside the rest of the extremely talented Brigit team,” said Dev Chakraborty, Senior Vice President and Head of Brigit. “Brigit's subscribers have made it clear they want a financial partner they can trust, and the discipline it took to reach approximately $300 million in annual recurring revenue and 1.8 million paying users reflects that trust. We will be building on that success, combining with the Upbound ecosystem and focusing on what Brigit can bring to the millions of consumers who come to us for their financial wellness tools.”

“Scott and Dev bring Upbound the exact type of operational leadership and collaborative mindset needed for the Company as we continue to grow and scale,” said Fahmi Karam, Chief Executive Officer of Upbound Group. “Scott has spent more than three decades running large, complex financial services businesses, and his focus on cross-functional alignment and combining strategic vision with disciplined execution will help Acima, Brigit and Rent-A-Center operate as one connected enterprise. Dev has a proven track record of fintech leadership at Money Lion and Credit Karma delivering sustained growth and innovation. He will be an integral leader to achieve our growth targets and realize the synergies across our consumer base. Together, they strengthen a leadership team focused on execution and on delivering long-term value for our customers, partners, co-workers and shareholders.”

About Upbound Group, Inc.

Upbound Group, Inc. (NASDAQ: UPBD), is a technology and data-driven leader in accessible and inclusive financial solutions that address the evolving needs and aspirations of underserved consumers. The Company’s customer-facing operating units include industry-leading brands such as Acima®, Brigit™, and Rent-A-Center® that facilitate consumer transactions across a wide range of store-based and digital channels, including over 2,300 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the anticipated benefits of the leadership appointments, our integration and synergy expectations across our brands, our growth targets, and our growth strategies. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," “maintain,” "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. Such forward-looking statements are based on particular assumptions that our management has made in light of its experience and its perception of expected future developments and other factors that it believes are appropriate under the circumstances, and are subject to various risks and uncertainties. Factors that could cause or contribute to material and adverse differences between actual and anticipated results include, but are not limited to, (1) the general strength of the economy and other economic conditions affecting consumer preferences, spending and payment behaviors, and (2) the other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025, as well as subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, we are not obligated to, and do not undertake to, publicly release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Upbound Investor Relations:
investor.relations@upbound.com
972-624-6571